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                                                                    EXHIBIT 11.1

                   IXC COMMUNICATIONS, INC. AND SUBSIDIARIES

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
  FOR THE THREE MONTH AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                      SEPTEMBER 30,             SEPTEMBER 30,
                                                  ---------------------     ---------------------
                                                    1997         1996         1997         1996
                                                  --------     --------     --------     --------
EARNINGS
  Net income (loss).............................  $(26,788)    $ (5,624)    $(75,476)    $(29,390)
     Less: Dividends applicable to preferred
       stock....................................    (6,727)        (437)      (9,599)      (1,302)
                                                  --------      -------     --------     --------
  Net income (loss) applicable to common
     stockholders...............................  $(33,515)      (6,061)    $(85,075)    $(30,692)
                                                  ========      =======     ========     ========
PRIMARY
  Weighted average number of shares
     outstanding................................    30,897       30,635       30,832       26,451
  Add: Effect, for periods including and prior
     to the initial public offering (IPO), of
     common stock options issued within one year
     of the IPO.................................        --          832           --          832
  Less: Assumed repurchase of shares under the
     treasury stock method......................        --         (156)          --         (157)
                                                  --------      -------     --------     --------
  Number of shares used to compute earnings
     (loss) applicable to common shareholders...    30,897       31,311       30,832       27,126
                                                  ========      =======     ========     ========
FULLY DILUTED
  Weighted average number of shares
     outstanding................................    30,897       30,635       30,832       26,451
  Add: Effect, for periods including and prior
     to the IPO, of common stock options issued
     within one year of the IPO.................        --          832           --          832
  Less: Assumed repurchase of shares under the
     treasury stock method......................        --         (156)          --         (157)
                                                  --------      -------     --------     --------
  Number of shares used to compute earnings
     (loss) applicable to common shareholders...    30,897       31,311       30,832       27,126
                                                  ========      =======     ========     ========
  PRIMARY LOSS PER COMMON AND COMMON EQUIVALENT
     SHARE......................................  $  (1.08)       (0.19)    $  (2.76)    $  (1.13)
                                                  ========      =======     ========     ========
  FULLY DILUTED LOSS PER COMMON AND COMMON
     EQUIVALENT SHARE...........................  $  (1.08)    $  (0.19)    $  (2.76)    $  (1.13)
                                                  ========      =======     ========     ========
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